UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 27, 2011

SOUTHERN BELLA, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-142516	20-8602410
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

222 E. Jones Avenue Wake Forest, NC	27587
(Address of Principal Executive Offices)	(Zip Code)

(919) 649-3587
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; CompensatoryArrangements of Certain Officers

Effective as of May 27, 2011, Wendi Davis and Michael Davis resigned as members of the board of directors (“Board”) of Southern Bella, Inc. (the “Company”) pursuant to the terms of that certain Stock Purchase Agreement entered into by and between Wendi Davis and Michael Davis and Geoff Evett (the “Agreement”), as more fully described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2011.  The Agreement closed on May 16, 2011 and, on such date, Wendi and Michael Davis sold 100% of their holdings in 8,166,667 shares of the Company’s common stock, par value $0.000001 per share, or 94% of the Company’s issued and outstanding common stock (the “Davis Shares”), to Mr. Evett, in consideration for a cash payment of $220,000.  Wendi and Michael Davis’ resignations did not result from any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

Further, in connection with the resignations of Wendi and Michael Davis, on May 13, 2011, our Board appointed Geoff Evett as our sole Director, effective as of May 27, 2011.  Appointment of Mr. Evett to such position was a required condition of the Agreement.

Mr. Evett, age 72, is a former banker with 33 years of experience in the banking industry.  Currently, Mr. Evett serves as the managing director of a business consulting company registered in Spain and serves as a director of Themis MN Fund Limited, a hedge fund listed on the Dublin Stock Exchange.  He was formerly a director, Chief Executive Officer and Chairman of Ignis Petroleum Group, Inc., which was formerly subject to the requirements of section 15(d) of the Exchange Act.  Mr. Evett is an Associate of the British Chartered Institute of Bankers and received his education at Blundell’s School in the United Kingdom.

Mr. Evett has not entered into any related party transactions involving the Company.  No family relationship exists between Mr. Evett and any other director or officer.

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SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southern Bella, Inc.
a Delaware Corporation

Dated: June 1, 2011	By:	/s/ Geoff Evett
Geoff Evett, President

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